Exhibit 21.1

SUBSIDIARIES OF LAMB WESTON HOLDINGS, INC.

Lamb Weston Holdings, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries:

Subsidiary	Jurisdiction of Formation
L Weston Operaciones, S.A. de C.V.	Mexico
Lamb Weston (Hong Kong) Limited	Hong Kong
Lamb Weston (Shanghai) Commercial Company Limited	China
Lamb Weston Alimentos Modernos S.A. (90%)(1)	Argentina
Lamb Weston Argentina S.R.L.	Argentina
Lamb Weston Australia Pty Ltd	Australia
Lamb Weston Australia Holdings Pty Ltd	Australia
Lamb Weston BSW, LLC	Delaware
Lamb Weston Canada ULC	Canada
Lamb Weston Holland B.V.	Netherlands
Lamb Weston International B.V.	Netherlands
Lamb Weston International Private Limited	Singapore
Lamb Weston Japan KK	Japan
Lamb Weston Korea Ltd.	Korea
Lamb Weston Malaysia Sdn. Bhd.	Malaysia
Lamb Weston Netherlands B.V.	Netherlands
Lamb Weston Philippines, Inc.	Philippines
Lamb Weston Potato (Inner Mongolia) Co., Ltd	China
Lamb Weston Representação Comercial Ltda.	Brazil
Lamb Weston Sales, Inc.	Delaware
Lamb Weston Victoria Pty Ltd	Australia
Lamb Weston, Inc.	Delaware
Lamb Weston/Midwest, Inc.	Washington
Marvel Packers Pty Ltd	Australia
South Slope Irrigation Association (majority owned by Lamb Weston, Inc.)	Washington
Tai Mei Agriculture Limited	Hong Kong
Tuber Holdings Pty Ltd	Australia
Tuber Investments Pty Ltd	Australia
Ulanqab Lamb Weston Food Co., Ltd.	China

The corporations listed above are included in the consolidated financial statements of Lamb Weston Holdings, Inc.

(1)	See Note 4, Equity Method Investments, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company's fiscal 2022 Form 10-K, for more information.